Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

Subject to completion

Preliminary Pricing Supplement dated December 2, 2013

$ Notes due December 27, 2019 Linked to the Capped Quarterly Performance of the S&P 500® Index

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 23, 2013

Issue Date:	December 27, 2013

Final Valuation Date:	December 23, 2019*

Maturity Date:	December 27, 2019**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Index:	S&P 500® Index (Bloomberg ticker symbol “SPX <Index>”)

Quarterly Return:	With respect to an Observation Date, the Quarterly Return shall be the lesser of (a) the Local Cap and (b) the Index Return, subject to the Return Floor

Local Cap:	[5.00% - 5.25%]† † The actual Local Cap will be determined on the Initial Valuation Date and will not be less than 5.00%.

Return Floor:	-10.00%

Maximum Return:

Based on the indicated range for the Local Cap of [5.00% - 5.25%], the maximum return on the Notes at maturity will be between [120.00% – 126.00%] †† of the principal amount of your Notes.

††  The actual Maximum Return will be determined on the Initial Valuation Date.

Payment at Maturity:

If you hold your Notes to maturity, in addition to the final interest payment, you will receive a cash payment equal to the principal amount of your Notes plus the greater of (a) zero and (b) the principal amount of your Notes multiplied by the sum of the Quarterly Return with respect to each Observation Date.

You will receive at least the principal amount of your Notes only if you hold your Notes to maturity. Any payment on the Notes, including any principal amount or payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.50%	96.50%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 3.50% of the principal amount of the Notes, or $35.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $965.00 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $930.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense

Terms of the Notes, Continued

Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index Return:

With respect to the first Observation Date, the Index Return shall be the performance of the Index from the Initial Level to the Closing Level of the Index on the first Observation Date, calculated as follows:

Closing Level on the first Observation Date – Initial Level

Initial Level

With respect to any subsequent Observation Date “i”, the Index Return shall be the performance of the Index from the Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i” to the Closing Level of the Index on the Observation Date “i”, calculated as follows:

Closing Leveli – Closing Leveli-1

Closing Leveli-1

Where,

Closing Level(i) = the Closing Level of the Index on the Observation Date “i”; and

Closing Level(i-1) = the Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”.

Observation Dates*:	Quarterly, on the 23rd day of each March, June, September and December (or, if such date is not an Index Business Day, the next following Index Business Day), commencing on March 23, 2014 (the first Observation Date) and ending on the Final Valuation Date (the final Observation Date).

Closing Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date.

Day Count Convention:	30/360

Business Day Convention:	Following; Unadjusted

Business Day:	New York and London

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741T2N6 and US06741T2N62

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six (6) months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

Hypothetical Quarterly Returns for a range of Index Returns

The following table, assuming a Local Cap of 5.00% and the Return Floor of -10.00%, illustrates the Quarterly Returns for hypothetical Index Returns ranging from -50.00% to 50.00% with respect to any given Observation Date. The Index Returns and Quarterly Returns set forth below are for illustrative purposes only and may not be the actual Index Returns or Quarterly Returns applicable with respect to any Observation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Return	Quarterly Return
50.00%	5.00%*
40.00%	5.00%*
30.00%	5.00%*
15.00%	5.00%*
10.00%	5.00%*
2.50%	2.50%
5.00%	5.00%
0.00%	0.00%
-2.50%	-2.50%
-5.00%	-5.00%
-10.00%	-10.00%
-20.00%	-10.00%**
-40.00%	-10.00%**
-50.00%	-10.00%**

*	Local Cap triggered
**	Return Floor triggered

Hypothetical Examples of Payment at Maturity Calculations

The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the examples below have been rounded for ease of analysis. The examples below do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Index during the term of the Notes. We cannot predict the Closing Level of the Index on any Observation Date. The following examples set forth a sampling of hypothetical maturity payments based upon a $1,000 investment in the Notes and assume that the investor purchases $1,000 principal amount of Notes on the Initial Valuation Date, holds the Notes to maturity, and no Market Disruption Events occur during the term of the Notes. The following examples, along with the tables below, also assume a Local Cap of 5.00%, the Return Floor of -10.00%, and an Initial Level of 1,802.75. The calculations below do not take into account any tax consequences from investing in the Notes.

As demonstrated by the examples below:

•	With respect to an Observation Date, the Note holder will not benefit from any Index Return for such Observation Date in excess of the Local Cap. Any negative Index Returns that are less than the Return Floor will result in Quarterly Returns that are equal to the Return Floor.

•	Any positive Quarterly Return(s) can be partially or entirely offset by any negative Quarterly Return(s).

•	It is possible that the sum of the Quarterly Return with respect to each Observation Date will be less than the performance of the Index as measured by the percentage change between the Initial Level and the closing level on the Final Valuation Date.

•	It is possible that the sum of the Quarterly Return with respect to each Observation Date will be equal to or less than zero even though the closing level on the Final Valuation Date is greater than the Initial Level.

The examples below also do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on a direct investment the Index or its components.

PPS–5

Example 1: The level of the Index both increases and decreases over the term of the Notes (as measured on quarterly Observation Dates), all of the positive Index Returns are greater than the Local Cap, certain of the negative Index Returns are less than the Return Floor, and the Initial Level is less than the closing level on the Final Valuation Date.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1802.75	2019.08	12.00%	5.000%*
2	2019.08	1413.36	-30.00%	-10.00%**
3	1413.36	1526.42	8.00%	5.00%*
4	1526.42	1358.52	-11.00%	-10.00%**
5	1358.52	1575.88	16.00%	5.00%*
6	1575.88	1465.57	-7.00%	-7.00%
7	1465.57	1919.90	31.00%	5.00%*
8	1919.90	1382.32	-28.00%	-10.00%**
9	1382.32	1644.97	19.00%	5.00%*
10	1644.97	1496.92	-9.00%	-9.00%
11	1496.92	1826.24	22.00%	5.00%*
12	1826.24	1698.40	-7.00%	-7.00%
13	1698.40	1987.13	17.00%	5.00%*
14	1987.13	1848.03	-7.00%	-7.00%
15	1848.03	2310.04	25.00%	5.00%*
16	2310.04	2148.34	-7.00%	-7.00%
17	2148.34	2556.52	19.00%	5.00%*
18	2556.52	1840.70	-28.00%	-10.00%**
19	1840.70	1969.55	7.00%	5.00%
20	1969.55	1831.68	-7.00%	-7.00%
21	1831.68	2014.85	10.00%	5.00%*
22	2014.85	1712.62	-15.00%	-10.00%**
23	1712.62	1969.51	15.00%	5.00%*
24	1969.51	1871.04	-5.00%	-5.00%
* Local Cap triggered ** Return Floor triggered			Sum of the Quarterly Returns:	-39.00%

Calculating the Payment at Maturity

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Closing Leveli – Closing Leveli-1

Closing Leveli-1

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level.

i = from 1 to 20 (representing each Observation Date)

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”. Note that Quarterly Returns are also subject to the Return Floor.

PPS–6

Where,

i = from 1 to 20 (representing each Observation Date)

Step 3: Calculate the sum of the Quarterly Returns as follows:

Quarterly Return1 + Quarterly Return2 + Quarterly Return3….. Quarterly Return20 = -39.00%

Step 4: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 1, because the sum of the Quarterly Returns is less than zero, you will receive the principal amount of your Note at maturity, calculated as follows:

$1,000 + the greater of (a) zero and (b) $1,000 × -39.00% = $1,000.00

Example 2: The level of the Index both increases and decreases over the term of the CDs (as measured on quarterly Observation Dates), none of the positive Index Returns are greater than the Local Cap, none of the negative Index Returns are less than the Return Floor, and the Initial Level is less than the closing level on the Final Valuation Date.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1802.75	1838.81	2.00%	2.00%
2	1838.81	1857.19	1.00%	1.00%
3	1857.19	1764.33	-5.00%	-5.00%
4	1764.33	1799.62	2.00%	2.00%
5	1799.62	1745.63	-3.00%	-3.00%
6	1745.63	1780.54	2.00%	2.00%
7	1780.54	1816.15	2.00%	2.00%
8	1816.15	1797.99	-1.00%	-1.00%
9	1797.99	1833.95	2.00%	2.00%
10	1833.95	1852.29	1.00%	1.00%
11	1852.29	1815.25	-2.00%	-2.00%
12	1815.25	1833.40	1.00%	1.00%
13	1833.40	1870.07	2.00%	2.00%
14	1870.07	1813.97	-3.00%	-3.00%
15	1813.97	1832.11	1.00%	1.00%
16	1832.11	1868.75	2.00%	2.00%
17	1868.75	1831.37	-2.00%	-2.00%
18	1831.37	1868.00	2.00%	2.00%
19	1868.00	1905.36	2.00%	2.00%
20	1905.36	1886.31	-1.00%	-1.00%
21	1886.31	1980.62	5.00%	5.00%
22	1980.62	1822.17	-8.00%	-8.00%
23	1822.17	1785.73	-2.00%	-2.00%
24	1785.73	2017.87	13.00%	5.00%
* Local Cap triggered ** Return Floor triggered			Sum of the Quarterly Returns:	5.00%

PPS–7

Calculating the Payment at Maturity

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Closing Leveli – Closing Leveli-1

Closing Leveli-1

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level; and

i = from 1 to 20 (representing each Observation Date)

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”. Note that Quarterly Returns are also subject to the Return Floor.

Where,

i = from 1 to 20 (representing each Observation Date)

Step 3: Calculate the sum of the Quarterly Returns as follows:

Quarterly Return1 + Quarterly Return2 + Quarterly Return3….. Quarterly Return20 = 5.00%

Step 4: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 2, because the sum of the Quarterly Returns is greater than zero, you will receive the principal amount of your Note plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns, calculated as follows:

$1,000 + ($1,000 × 3.00%) = $1,000 + $50.00 = $1,050.00

Example 3: The level of the Index increases over the term of the CDs (as measured on quarterly Observation Dates), certain of the positive Index Returns are greater than the Local Cap, none of the negative Index Returns are less than the Return Floor, and the Initial Level is less than the closing level on the Final Valuation Date.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1802.75	1807.26	0.25%	0.25%
2	1807.26	1811.78	0.25%	0.25%
3	1811.78	1829.89	1.00%	1.00%
4	1829.89	1893.94	3.50%	3.50%
5	1893.94	1956.44	3.30%	3.30%
6	1956.44	1961.33	0.25%	0.25%
7	1961.33	1966.23	0.25%	0.25%
8	1966.23	1971.15	0.25%	0.25%
9	1971.15	1976.08	0.25%	0.25%
10	1976.08	2040.30	3.25%	3.25%
11	2040.30	2045.40	0.25%	0.25%
12	2045.40	2050.51	0.25%	0.25%
13	2050.51	2055.64	0.25%	0.25%
14	2055.64	2132.73	3.75%	3.75%
15	2132.73	2154.05	1.00%	1.00%
16	2154.05	2175.59	1.00%	1.00%
17	2175.59	2249.56	3.40%	3.40%
18	2249.56	2260.81	0.50%	0.50%
19	2260.81	2272.12	0.50%	0.50%
20	2272.12	2283.48	0.50%	0.50%
21	2283.48	2374.82	4.00%	4.00%
22	2374.82	2469.81	4.00%	4.00%
23	2469.81	2543.90	3.00%	3.00%
24	2543.90	2645.66	4.00%	4.00%
* Local Cap triggered ** Return Floor triggered			Sum of the Quarterly Returns:	38.95%

PPS–8

Calculating the Payment at Maturity

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Closing Leveli – Closing Leveli-1

Closing Leveli-1

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level; and

i = from 1 to 20 (representing each Observation Date)

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”. Note that Quarterly Returns are also subject to the Return Floor.

Where,

i = from 1 to 20 (representing each Observation Date)

Step 3: Calculate the sum of the Quarterly Returns as follows:

Quarterly Return1 + Quarterly Return2 + Quarterly Return 3….. Quarterly Return 20 = 38.95%

Step 4: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 3, because the sum of the Quarterly Returns is greater than zero, you will receive the principal amount of your Note plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns, calculated as follows:

$1,000 + ($1,000 × 23.95%) = $1,000 + $389.50 = $1,389.50

PPS–9

Example 4: The level of the Index decreases during the term of the Notes (as measured on quarterly Observation Dates), certain of the negative Index Returns are lower than the Return Floor and the Initial Level is greater than the closing level on the Final Valuation Date.

Observation Date “i”	Closing Leveli-1	Closing Leveli	Index Return	Quarterly Return
1	1802.75	1261.93	-30.00%	-10.00%**
2	1261.93	1230.76	-2.47%	-2.47%
3	1230.76	1215.12	-1.27%	-1.27%
4	1215.12	1137.24	-6.41%	-6.41%
5	1137.24	1106.08	-2.74%	-2.74%
6	1106.08	1074.88	-2.82%	-2.82%
7	1074.88	1043.71	-2.90%	-2.90%
8	1043.71	981.40	-5.97%	-5.97%
9	981.40	716.42	-27.00%	-10.00%**
10	716.42	679.38	-5.17%	-5.17%
11	679.38	654.66	-3.64%	-3.64%
12	654.66	642.28	-1.89%	-1.89%
13	642.28	629.95	-1.92%	-1.92%
14	629.95	604.75	-4.00%	-4.00%
15	604.75	568.47	-6.00%	-6.00%
16	568.47	551.41	-3.00%	-3.00%
17	551.41	492.36	-10.71%	-10.00%**
18	492.36	472.66	-4.00%	-4.00%
19	472.66	452.95	-4.17%	-4.17%
20	452.95	433.25	-4.35%	-4.35%
21	433.25	454.91	5.00%	5.00%
22	454.91	486.76	7.00%	5.00%
23	486.76	486.76	0.00%	0.00%
24	486.76	491.62	1.00%	1.00%
* Local Cap triggered ** Return Floor triggered			Sum of the Quarterly Returns:	-81.72%

Calculating the Payment at Maturity

Step 1: For each Observation Date, calculate the Index Return with respect to the relevant Observation Date as follows:

Closing Leveli – Closing Leveli-1

Closing Leveli-1

Where,

Closing Leveli = Closing Level of the Index on the Observation Date “i”;

Closing Leveli-1 = Closing Level of the Index on the Observation Date immediately preceding the Observation Date “i”; provided that Closing Level0 = the Initial Level; and

i = from 1 to 20 (representing each Observation Date)

Step 2: For each Observation Date, calculate the Quarterly Return with respect to the relevant Observation Date as follows:

Quarterly Return with respect to the Observation Date “i” = the lesser of (a) the Local Cap and (b) the Index Return with respect to the Observation Date “i”. Note that Quarterly Returns are also subject to the Return Floor.

PPS–10

Where,

i = from 1 to 20 (representing each Observation Date)

Step 3: Calculate the sum of the Quarterly Returns as follows:

Quarterly Return1 + Quarterly Return2 + Quarterly Return3….. Quarterly Return20 = -81.72%

Step 4: Calculate the Payment at Maturity as follows:

If the sum of the Quarterly Returns is equal to or less than zero, you will receive, in addition to the final interest payment, the principal amount of your Notes.

If the sum of the Quarterly Returns is greater than zero, you will receive, a cash payment equal to the principal amount of your Notes plus the principal amount of your Notes multiplied by the sum of the Quarterly Returns.

In this Example 4, because the sum of the Quarterly Returns is less than zero, you will receive, the principal amount of your Note, calculated as follows:

$1,000 + the greater of (a) zero and (b) $1,000 × -81.72% = $1,000.00

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Index as well as the consequences of that Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•	Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•	Exposure to U.S. Equities of the Index—The return on the Notes is linked to the performance of the Index during the term of the Notes, as described in this preliminary pricing supplement. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

•	Material U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Notes will be treated as such. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, except as described below, any gain you may recognize on the sale or maturity of the Notes would generally be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the

PPS–11

extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If, on a day that is more than 6 months before the maturity date, it becomes mathematically impossible for a Note to pay more than $1,000 upon its maturity, applicable Treasury Regulations provide that you should adjust the prior interest inclusions in respect of your Notes over the remaining term for the Notes in a reasonable manner. Although not entirely clear, we think it would be reasonable for a holder of the Notes to make such adjustments by recognizing a net ordinary loss equal to any interest previously accrued on the Notes. Thereafter, any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss. However, the application of the rules governing contingent payment instruments to your Notes in this context is not clear, and the Internal Revenue Service could assert that the tax consequences should be different that described above.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Characterized as Benefitting From Full Principal Protection”.

In addition to the risks described above, you should consider the following:

•	Any Positive Quarterly Index Return Will be Subject to the Local Cap—At maturity, if the sum of the Quarterly Returns is positive, you will receive the principal amount of your Notes plus an additional amount equal to the principal amount of your Notes multiplied by the sum of the Quarterly Return for each Observation Date. The Quarterly Return with respect to an Observation Date is equal to the Index Return for such Observation Date unless such Index Return exceeds the Local Cap. If the Index Return exceeds the Local Cap, the Quarterly Return for the Observation Date will equal the Local Cap. If the Index Return for each Observation Date exceeds the Local Cap, the Quarterly Return for each Observation Date will equal the Local Cap and the sum of Quarterly Returns will equal the Local Cap times the total number of Observation Dates. If the sum of the Quarterly Returns is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the principal amount of your Notes multiplied by the product of the Local Cap times the total number of Observation Dates or the Maximum Return.

PPS–12

•	The Return on the Notes May Be Zero Even if the Closing Level of the Index on the Final Valuation Date is Greater than the Initial Level—The sum of the Quarterly Returns may be substantially different from the performance of the Index from the Initial Valuation Date to the Final Valuation Date, measured as the percentage change in the level of the Index from the Initial Level to the Closing Level of the Index on the Final Valuation Date. The sum of the Quarterly Returns may be less than the performance of the Index from the Initial Valuation Date to the Final Valuation Date. The sum of the Quarterly Returns could be equal to or less than zero even if the Closing Level on the Final Valuation Date is greater than the Initial Level. This scenario may occur because any positive Quarterly Return(s) may be partially or entirely offset by any negative Quarterly Return(s) and each such positive Quarterly Return, if any, will not be greater than the Local Cap. Accordingly, you may not receive the benefit of the appreciation of the Index between the Initial Valuation Date and the Final Valuation Date, and your payment at maturity may be less than you would have received by investing in the Index directly. If the sum of the Quarterly Returns is less than or equal to zero, you will not receive a payment at maturity of more than the principal amount of your Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	The Payment at Maturity is Not Linked to any Level of the Index Other Than the Initial Level and the Closing Level of the Index on each Observation Date—The determination of the payment at maturity will not be made based on any level of the Index other than the Initial Level and the Closing Level of the Index on each Observation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Level of the Index on any Observation Date drops below the Closing Level of the Index on the immediately preceding Observation Date, the relevant Index Return and Quarterly Return will be negative and any positive Quarterly Return(s) can be partially or entirely offset by such negative Quarterly Return. As such, the payment at maturity that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Index prior to any such drop.

You should be aware that determining the sum of the Quarterly Returns will provide a different result than determining the performance of the Index based on the percentage change in the closing level of the Index from the Initial Valuation Date to the Final Valuation Date. The sum of the Quarterly Returns may be less than the performance of the Index as measured by the percentage change in the closing level of the Index from the Initial Valuation Date to the Final Valuation Date. In fact, the sum of the Quarterly Returns could be equal to or less than zero even if the closing level on the Final Valuation Date is higher than the Initial Level. This scenario may occur because any positive Quarterly Returns over the term of the Notes may be partially or entirely offset by negative Quarterly Returns and such positive Quarterly Returns, if any, are subject to the Local Cap. Accordingly, you may not receive the benefit of any appreciation of the Index between the Initial Valuation Date and the Final Valuation Date, and your payment at maturity may be less than you would have received by investing in the Index directly. If the sum of the Quarterly Returns is less than or equal to zero, you will not receive a payment at maturity of more than the principal amount of your CDs

•	You May Not Participate in Any Appreciation Related to Increases in the Level of the Index—Your ability to participate in the positive performance of the Index may be limited based on the Index Returns with respect to the quarterly Observation Dates used to calculate the Quarterly Returns and the payment at maturity, especially if there is a significant decrease in the level of the Index near any of the quarterly Observation Dates or if there is significant volatility in the Index during the term of the Notes. Determining the sum of the Quarterly Returns will provide a different result than determining the performance of the Index based on the percentage change in the closing level of the Index from the Initial Valuation Date to the Final Valuation Date. The sum of the Quarterly Returns may be less than the performance of the Index as measured by the percentage change in the closing level of the Index from the Initial Valuation Date to the Final Valuation Date. In fact, the sum of the Quarterly Returns could be equal to or less than zero even if the closing level on the Final Valuation Date is higher than the Initial Level. This scenario may occur because, as stated above, any positive Quarterly Returns over the term of the Notes may be partially or entirely offset by negative Quarterly Returns and such positive Quarterly Returns, if any, are subject to the Local Cap. Accordingly, you may not receive the benefit of any appreciation of the Index between the Initial Valuation Date and the Final Valuation Date, and your payment at maturity may be less than you would have received by investing in the Index directly. We provide examples of hypothetical maturity payments under “Hypothetical Examples of Amounts Payable at Maturity” in this preliminary pricing supplement.

•	Volatility May Affect the Payment at Maturity and the Value of the Notes—Volatility is the term used to describe the size and frequency of market fluctuations. If the Index is volatile, the size and frequency of the change in the level of the Index may be significant and any positive Index Return in excess of the Local Cap will not be reflected in the calculation of the relevant Quarterly Return and any positive Quarterly Return(s) could be offset by negative Quarterly Return(s) during the terms of the Notes, and therefore the market value of the Notes and your payment at maturity will be adversely affected.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PPS–13

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and

PPS–14

financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Closing Level of the Index on each Observation Date, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

As noted above, the Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

Historical Information

The following table sets forth the high and low intraday levels of the Index, as well as end-of-quarter closing levels of the Index, during the quarter indicated below. The Index Return with respect to each Observation Date will be determined based on the Closing Levels of the Index on the relevant Observation Dates, not any intraday levels of the Index. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Notes.

Quarter Ending	Quarter High	Quarter Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 30, 2011	1,285.09	1,099.23	1,257.60
March 30, 2012	1,416.51	1,277.06	1,408.47
June 29, 2012	1,419.04	1,278.04	1,362.16
September 28, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 28, 2013	1,569.19	1,457.15	1,569.19
June 28, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
November 26, 2013*	1,804.76	1,655.45	1,802.75

*	High, low and closing prices are for the period starting October 1, 2013 and ending November 26, 2013.

PPS–15

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 2, 2008 through November 26, 2013. The Index Closing Level on November 26, 2013 was 1,802.75.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–16